Exhibit 99.1

Contacts:	Paul W. Taylor	Christopher G. Treece
	President and Chief Executive Officer	E.V.P., Chief Financial Officer and Secretary
	Guaranty Bancorp	Guaranty Bancorp
	1331 Seventeenth Street, Suite 345	1331 Seventeenth Street, Suite 345
	Denver, CO 80202	Denver, CO 80202
	(303) 293-5563	(303) 675-1194

FOR IMMEDIATE RELEASE:

Guaranty Bancorp Announces 2013 Third Quarter Financial Results

•                  Net income increased 36.1% in the third quarter 2013 as compared to the same quarter in 2012

•                  Continued strong loan growth during the third quarter 2013 of $52.7 million, or 16.9% annualized

•                  Core deposit growth during the third quarter 2013 of $34.4 million, or 10.8% annualized

•                  Net interest margin improvement to 3.63% during the third quarter 2013

DENVER, October 16, 2013 - Guaranty Bancorp (Nasdaq: GBNK) (“we”, “our” or “the Company”), a community bank holding company based in Colorado, today announced third quarter 2013 net income of $3.9 million, or $0.18 earnings per basic and diluted common share. Net income for the same quarter in 2012 was $2.8 million, or $0.14 earnings per basic and diluted common share (1). The Company’s pre-tax operating earnings (2) in the third quarter 2013 were $5.6 million, or $0.27 earnings per basic and diluted common share, an improvement of $1.8 million or $0.09 earnings per basic and diluted common share as compared to the same quarter in 2012.

The $1.8 million increase in pre-tax operating earnings in the third quarter 2013 as compared to the same quarter in the prior year was primarily due to a $1.0 million improvement in interest income, attributable to favorable growth in average loan and investment balances, combined with a $0.6 million decrease in interest expense mostly due to a decline in the average cost of interest-bearing liabilities. Noninterest income improved $0.6 million as compared to the same quarter in the prior year primarily due to increased investment advisory fees generated by Private Capital Management (“PCM”), our wholly owned subsidiary that we acquired in the third quarter 2012, as well as increased deposit service charges.

“Our continued focus on performance has resulted in another solid quarter for Guaranty Bancorp,” said Paul W. Taylor, President and CEO. “While our industry faces ongoing pressure on net interest margin, our net interest margin increased for the quarter due in part to an improvement in our overall asset mix. Our customers value the highly personalized level of service that a local community bank provides and this is evidenced by our continued momentum in annualized loan growth of 16.9% for the quarter. Our team of local and experienced bankers is delivering our full complement of services to businesses and consumers in the state of Colorado. These efforts have resulted in enhanced core noninterest income and another quarter of net income growth.”

For the nine months ended September 30, 2013, pre-tax operating earnings improved $3.9 million to $14.9 million as compared to $11.0 million for the same period in 2012 mostly due to increases of $2.0 million in net interest income and $2.1 million in noninterest income. The improvement in net interest income for the first nine months of 2013 as compared to the same period in the prior year was the result of a $0.4 million increase in interest income mostly due to growth in average loan and investment balances of $112.4 million and $102.8 million, respectively, combined with a $1.6 million decline in interest expense primarily due to a reduction in the cost of interest-bearing liabilities. The increase of $2.1 million in noninterest income for the first nine months of 2013 as compared to the same period in 2012 was primarily

(1)         Share and per share numbers used throughout this release for periods ended prior to May 20, 2013, including earnings per share, tangible book value per share and book value per share have been adjusted to reflect the Company’s 1-for-5 reverse stock split, which was effective May 20, 2013.

(2)         “ Pre-tax operating earnings” is considered a “non-GAAP” financial measure, which we define as income before income taxes adjusted for (if any) provision (credit) for loan losses, other real estate owned expenses, debt termination expenses, acquisition, reorganization and integration costs, and securities gains and losses. More information regarding this measure and a reconciliation to the comparable GAAP measurement is provided under the heading Non-GAAP Financial Measures in this release.

attributable to a $1.0 million increase in investment advisory fees generated by PCM, acquired in July 2012; a $0.4 million increase in gains on sales of Small Business Administration (“SBA”) loans and improvement in other service charge income. For the nine months ended September 30, 2013, net income was $9.9 million, or $0.48 earnings per basic share and $0.47 earnings per diluted share compared to net income of $11.9 million, or $0.57 earnings per basic and diluted share for the same period in 2012. Net income for the first nine months of 2012 included a $5.7 million reversal of the remaining deferred tax valuation allowance, partially offset by a $2.8 million impairment on bank facilities. The Company began accruing income tax expense at an effective rate of approximately 31.5% in the third quarter 2012, after the reversal of the remaining deferred tax valuation allowance in the second quarter 2012. The Company’s effective income tax rate for the third quarter 2013 was approximately 31.8%.

Key Financial Measures

Income Statement

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(Dollars in thousands, except per share amounts)
Net income	$3,851	$3,818	$2,830	$9,941	$11,939
Earnings per common share - basic (1)	$0.18	$0.18	$0.14	$0.48	$0.57
Return on average assets	0.81%	0.83%	0.63%	0.72%	0.93%
Net interest margin	3.63%	3.61%	3.46%	3.62%	3.74%
Efficiency ratio (tax equivalent)	65.12%	65.62%	71.28%	67.92%	72.92%

(1) All share and per share amounts reflect the Company’s 1-for-5 reverse stock split May 20, 2013.

Balance Sheet

	September 30,	December 31,	Percent	September 30,	Percent
	2013	2012	Change	2012	Change
	(Dollars in thousands, except per share amounts)
Cash and cash equivalents	$33,465	$163,217	(79.5)%	$147,823	(77.4)%
Total investments	471,257	458,927	2.7%	436,386	8.0%
Total loans, net of unearned loan fees	1,293,252	1,158,749	11.6%	1,118,968	15.6%
Allowance for loan losses	(20,450)	(25,142)	(18.7)%	(28,597)	(28.5)%
Total assets	1,896,191	1,886,938	0.5%	1,834,978	3.3%
Average earning assets, quarter-to-date	1,753,746	1,740,273	0.8%	1,670,300	5.0%
Average assets, quarter-to-date	1,878,081	1,843,212	1.9%	1,776,557	5.7%
Total deposits	1,482,515	1,454,756	1.9%	1,395,096	6.3%
Book value per common share (1)	8.80	8.89	(1.0)%	8.71	1.0%
Tangible book value per common share (1)	8.46	8.45	0.1%	8.23	2.8%
Equity ratio - GAAP	9.93%	9.97%	(0.4)%	10.09%	(1.6)%
Tangible common equity ratio	9.58%	9.53%	0.5%	9.59%	(0.1)%
Total risk-based capital ratio	14.94%	16.27%	(8.2)%	16.46%	(9.2)%

(1) All share and per share amounts reflect the Company’s 1-for-5 reverse stock split May 20, 2013.

Net Interest Income and Margin

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(Dollars in thousands)
Net interest income	$16,062	$15,739	$14,511	$47,179	$45,194
Interest rate spread	3.43%	3.41%	3.15%	3.40%	3.42%
Net interest margin	3.63%	3.61%	3.46%	3.62%	3.74%
Net interest margin, fully tax equivalent	3.73%	3.72%	3.55%	3.72%	3.84%
Average cost of deposits (including noninterest-bearing deposits)	0.17%	0.17%	0.20%	0.17%	0.22%

Third quarter 2013 net interest margin improved by two basis points to 3.63% compared to the second quarter 2013 and improved by 17 basis points from 3.46% in the third quarter 2012. The improvement in net interest margin in the third quarter 2013 as compared to the second quarter 2013 was primarily the result of a favorable change in the mix of average earning assets. Similarly, the improvement in net interest margin in the third quarter 2013 compared to the third quarter 2012 was primarily the result of a reallocation of earning assets from overnight cash to loans and securities as well as a reduced cost of funds attributable to the first quarter 2013 redemption of high-cost trust preferred securities (“TruPS”) and related subordinated debentures and a lower cost of deposits.

Net interest income improved $0.3 million to $16.1 million in the third quarter 2013 compared to the second quarter 2013, and increased by $1.6 million compared to the third quarter 2012. The increase in net interest income of $0.3 million in the third quarter 2013 as compared to the second quarter 2013 was the result of an increase in interest income of $0.3 million primarily from higher average loan balances.

The $1.6 million increase in net interest income in the third quarter 2013 as compared to the third quarter 2012 was the result of a $1.0 million increase in interest income and a $0.6 million decline in interest expense. The improvement reflected in interest income in the third quarter 2013 compared to the same quarter in 2012 was primarily the result of a $171.3 million, or 15.6% increase in average loans combined with an increase of $73.2 million in average investments. The growth in loans and investments was partially funded by a $161.0 million decrease in the average balance of low-yielding overnight cash. The decrease in interest expense as compared to the third quarter 2012 was primarily the result of the prepayment of $15.0 million in fixed, high-cost TruPS and related subordinated debentures in the first quarter 2013 as well as a three basis point decrease in the average cost of deposits.

Net interest income improved by approximately $2.0 million for the nine months ended September 30, 2013 to $47.2 million compared to the $45.2 million during the same period in 2012 due to a $6.2 million favorable volume variance, partially offset by a $4.2 million unfavorable rate variance due to a 12 basis point decline in net interest margin. The favorable volume variance was primarily due to a $130.4 million increase in average earning assets for the first nine months of 2013 as compared to the same period in 2012. The increase in average earnings assets included a $112.4 million increase in average loan balances and a $102.8 million increase in average investments, offset by an $84.8 million decrease in low-yielding average overnight cash. The unfavorable rate variance was due to a 29 basis point decrease in the yield on earning assets due primarily to competitive pressure on loan yields, mostly offset by a 27 basis point decrease in the cost of interest-bearing liabilities due to a combination of lower deposits costs and the prepayment of high-cost TruPS and related subordinated debentures discussed above.

Noninterest Income

The following table presents noninterest income as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(In thousands)
Noninterest income:
Customer service and other fees	$3,038	$3,018	$2,616	$8,676	$7,269
Gain on sale of securities	20	54	746	74	1,710
Gain on sale of SBA loans	207	287	203	630	203
Other	399	352	250	945	643
Total noninterest income	$3,664	$3,711	$3,815	$10,325	$9,825

Noninterest income of $3.7 million recognized during the third quarter 2013 remained consistent with the $3.7 million recognized in the second quarter 2013 and was $0.2 million lower than the third quarter 2012.

The $0.2 million decrease in noninterest income for the third quarter 2013 compared to the same quarter in 2012 was due to the $0.7 million decline in gains on sales of securities, mostly offset by increases in customer service charges and other noninterest income. The $0.4 million increase in customer service charges in the third quarter 2013 compared to the same period in 2012 was attributable to a $0.2 million increase in investment advisory fees from PCM combined with a $0.2 million increase in customer service charges including treasury management fees.

During the third quarter 2013 PCM’s assets under management increased by $19.2 million, or 8.2%, to $252.0 million as of September 30, 2013 as compared to $232.8 million at June 30, 2013. Since the acquisition of PCM in July of 2012, PCM’s assets under management have grown by $87.3 million, or 53.0%, primarily due to new customer relationships as well as growth in existing relationships. In addition, PCM has contributed approximately $1.7 million in investment advisory fee income since acquisition.

Excluding net gains on sales of securities of $1.6 million, other noninterest income categories increased by $2.1 million, or 26.3% for the nine months ended September 30, 2013 as compared to the same period in 2012, primarily due to a $1.4 million increase in customer service charges, $1.0 million of which was attributable to investment advisory fees generated by PCM, a $0.4 million increase in gains on sales of SBA loans and a $0.3 million increase in bank-owned life insurance (“BOLI”) income due to a $15.0 million purchase of BOLI in the second quarter 2013.

Noninterest Expense

The following table presents noninterest expense as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
	(In thousands)
Noninterest expense:
Salaries and employee benefits	$7,242	$7,213	$6,466	$21,896	$19,937
Occupancy expense	1,572	1,598	1,712	4,782	5,703
Furniture and equipment	709	745	779	2,215	2,383
Amortization of intangible assets	703	706	803	2,116	2,326
Other real estate owned	(200)	(257)	348	(123)	1,161
Insurance and assessment	629	641	771	1,878	2,460
Professional fees	886	853	1,062	2,650	2,546
Prepayment penalty on long term debt	—	—	—	629	—
Impairment of long-lived assets	—	—	—	—	2,750
Other general and administrative	2,395	2,380	2,253	6,964	6,926
Total noninterest expense	$13,936	$13,879	$14,194	$43,007	$46,192

Noninterest expense remained relatively flat in the third quarter 2013 as compared to the second quarter 2013 and declined by $0.3 million compared to the third quarter of 2012. Noninterest expense decreased by $3.2 million for the nine months ended September 30, 2013 compared to the same period in 2012.

The $0.3 million reduction in noninterest expense in the third quarter 2013 compared to the same quarter in 2012 was the result of decreases in most categories of noninterest expense, partially offset by a $0.8 million increase in salary and employee benefits expense due to higher costs associated with self-funded medical insurance, incentives and equity compensation. The expense decreases included a $0.5 million reduction in net other real estate owned expenses related to net gains recognized upon disposition of properties as well as reductions in holdings costs; a $0.2 million reduction in occupancy and furniture expense, primarily related to the closure of six branches in 2012; and a $0.2 million decline in professional fees.

Noninterest expense decreased $3.2 million for the nine months ended September 30, 2013 compared to the same period in 2012. Although the most significant decline was due to the $2.8 million impairment of long-lived assets during the 2012 period, most other categories of noninterest expense decreased as well. These decreases were partially offset by a $2.0 million increase in salaries and benefits primarily due to higher incentive and equity compensation expense as well as higher employee benefit expense related to the self-funded medical insurance plan.

Other expense reductions included a $1.1 million decrease in occupancy and furniture expenses, primarily due to the branch closures described previously; a $0.6 million decline in insurance and assessments that was mostly related to lower FDIC insurance premiums; and a $1.3 million decline in other real estate owned expense primarily as a result of lower holding costs associated with other real estate owned coupled with an increase in net gains on sales of other real estate properties.

Balance Sheet

	September 30,	December 31,	Percent	September 30,	Percent
	2013	2012	Change	2012	Change
	(Dollars in thousands)
Total assets	$1,896,191	$1,886,938	0.5%	$1,834,978	3.3%
Average assets, quarter-to-date	1,878,081	1,843,212	1.9%	1,776,557	5.7%
Total loans, net of unearned loan fees	1,293,252	1,158,749	11.6%	1,118,968	15.6%
Total deposits	1,482,515	1,454,756	1.9%	1,395,096	6.3%

Equity ratio - GAAP	9.93%	9.97%	(0.4)%	10.09%	(1.6)%
Tangible common equity ratio	9.58%	9.53%	0.5%	9.59%	(0.1)%

At September 30, 2013, the Company had total assets of $1.9 billion, reflecting a $9.3 million increase compared to December 31, 2012 and a $61.2 million increase compared to September 30, 2012. Although total assets remain relatively consistent with December 31, 2012 balances, there was a significant change in the composition of the Company’s balance sheet during the nine months ended September 30, 2013. Total loans, net of unearned fees increased $134.5 million, investments increased $12.3 million, and other assets increased $15.6 million related to the purchase of BOLI. These increases were offset by a $137.8 million reduction in overnight cash balances.

As compared to September 30, 2012, the balance sheet reflects an increase in loans, net of unearned fees of $174.3 million and an increase in investments of $34.9 million primarily funded by a reduction in overnight cash balances of $114.4 million and an increase in deposits of $87.4 million.

The following table sets forth the amounts of loans outstanding at the dates indicated:

	September 30,	June 30,	December 31,	September 30,
	2013	2013	2012	2012
	(In thousands)
Commercial and residential real estate	$823,442	$787,210	$737,537	$725,498
Construction	82,711	71,833	72,842	53,172
Commercial	280,577	270,069	237,199	226,205
Agricultural	10,453	10,922	9,417	10,634
Consumer	60,876	63,368	63,095	63,612
SBA	32,454	35,548	37,207	39,043
Other	3,471	2,625	3,043	2,521
Gross loans	1,293,984	1,241,575	1,160,340	1,120,685
Unearned loan fees	(732)	(1,020)	(1,591)	(1,717)
Loans, net of unearned loan fees	$1,293,252	$1,240,555	$1,158,749	$1,118,968

During the three months ending September 30, 2013, loans, net of unearned fees increased by $52.7 million, or 16.9% on an annualized basis. The increase in loans during the third quarter 2013 was primarily due to increases in commercial and residential real estate loans of $36.2 million, mostly as a result of growth in jumbo mortgages of $33.4 million combined with growth in commercial loans of $10.5 million and construction loans of $10.9 million.

On a year-to-date basis in 2013, loans, net of unearned fees increased by $134.5 million, or 15.5% on an annualized basis. In addition, commercial loans increased by $43.4 million, or 24.5% on an annualized basis for the first nine months of 2013. As compared to the third quarter 2012, loans, net of unearned fees, increased $174.3 million, or 15.6%. The growth in loans was primarily the result of new customer relationships, supplemented by increased utilization of existing lines of credit and declines in loan payoffs.

The following table sets forth the amounts of deposits outstanding at the dates indicated:

	September 30,	June 30,	December 31,	September 30,
	2013	2013	2012	2012
	(In thousands)
Noninterest bearing deposits	$525,330	$505,782	$564,215	$514,912
Interest-bearing demand and NOW	351,380	332,541	285,679	286,888
Money market	313,585	319,957	312,724	290,520
Savings	108,242	105,853	100,704	99,654
Time	183,978	185,118	191,434	203,122
Total deposits	$1,482,515	$1,449,251	$1,454,756	$1,395,096

Non-maturing deposits increased $34.4 million in the third quarter 2013 as compared to the second quarter 2013 and increased $106.6 million, or 8.9%, as compared to the third quarter 2012. At September 30, 2013, noninterest bearing deposits as a percentage of total deposits was 35.4% as compared to 34.9% at June 30, 2013 and 36.9% at September 30, 2012.

During the third quarter 2013, securities sold under agreements to repurchase increased by $4.2 million compared to June 30, 2013 and decreased by $54.6 million compared to September 30, 2012. The decrease from the third quarter 2012 was primarily the result of a single depositor whose balance was re-deployed into the depositor’s operations during the second quarter 2013.

Total Federal Home Loan Bank (“FHLB”) borrowings were $162.7 million at September 30, 2013 consisting of $110.2 million of term borrowings and $52.5 million of overnight advances on our line of credit. There was a $5.2 million reduction in FHLB borrowings during the third quarter 2013, due to a reduction in overnight advances on our line of credit. Total borrowings at December 31, 2012 and September 30, 2012 consisted of $110.2 million of FHLB term notes.

Regulatory Capital Ratios

The following table provides the capital ratios of the Company and our subsidiary bank, Guaranty Bank and Trust Company (“Bank”) as of the dates presented, along with the applicable regulatory capital requirements:

	Ratio at September 30, 2013	Ratio at December 31, 2012	Minimum Capital Requirement	Minimum Requirement for “Well- Capitalized” Institution
Total Risk-Based Capital Ratio
Consolidated	14.94%	16.27%	8.00%	N/A
Guaranty Bank and Trust Company	14.40%	15.52%	8.00%	10.00%

Tier 1 Risk-Based Capital Ratio
Consolidated	13.69%	15.02%	4.00%	N/A
Guaranty Bank and Trust Company	13.15%	14.26%	4.00%	6.00%

Leverage Ratio
Consolidated	11.50%	11.93%	4.00%	N/A
Guaranty Bank and Trust Company	11.05%	11.35%	4.00%	5.00%

The declines in the consolidated total risk-based capital ratio and Tier 1 risk-based capital ratio between December 31, 2012 and September 30, 2013 were primarily attributable to the early redemption of $15.0 million of the Company’s TruPS and related subordinated debentures during the first quarter 2013 combined with loan growth during the first nine months of 2013. The redemption of the TruPS and related subordinated debentures was funded by a dividend from the Bank. All three ratios continue to remain well above the minimum capital requirements for holding companies and well capitalized requirements for banks. In addition, the Company has computed its projected regulatory capital ratios on a pro forma basis under the final rule on Enhanced Regulatory Capital Standards, commonly referred to as Basel III. The Company and the Bank exceed the capital requirements set forth in the new rules that become effective in the first quarter 2015.

Asset Quality

The following table presents select asset quality data as of the dates indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(Dollars in thousands)
Nonaccrual loans and leases	$18,095	$19,430	$31,482	$13,692	$21,185
Accruing loans past due 90 days or more (1)	—	84	40	224	543

Total nonperforming loans (NPLs)	$18,095	$19,514	$31,522	$13,916	$21,728
Other real estate owned and foreclosed assets	6,211	6,460	8,606	19,580	23,532

Total nonperforming assets (NPAs)	$24,306	$25,974	$40,128	$33,496	$45,260

Total classified assets	$33,993	$36,590	$52,535	$58,635	$74,514

Accruing loans past due 30-89 days (1)	$1,026	$6,873	$3,686	$4,270	$7,678

Allowance for loan losses	$20,450	$20,218	$24,060	$25,142	$28,597

Selected ratios:
NPLs to loans, net of unearned loan fees	1.40%	1.57%	2.67%	1.20%	1.94%
NPAs to total assets	1.28%	1.39%	2.18%	1.78%	2.47%
Allowance for loan losses to NPLs	113.01%	103.61%	76.33%	180.67%	131.61%
Allowance for loan losses to loans, net of unearned loan fees	1.58%	1.63%	2.04%	2.17%	2.56%
Loans 30-89 days past due to loans, net of unearned loan fees	0.08%	0.55%	0.31%	0.37%	0.69%
Texas ratio (2)	10.72%	11.70%	18.17%	14.37%	19.49%
Classified asset ratio (3)	14.99%	16.48%	23.78%	25.16%	32.10%

(1)Past due loans include both loans that are past due with respect to payments and loans that are past due because the loan has matured, and is in the process of renewal, but continues to be current with respect to payments.

(2)Texas ratio defined as total NPAs divided by subsidiary bank only Tier 1 Capital plus allowance for loan losses.

(3)Classified asset ratio defined as total classified assets to subsidiary bank only Tier 1 Capital plus allowance for loan losses.

The following tables summarize past due loans by class as of the dates indicated:

September 30, 2013	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and residential real estate	$502	$—	$4,690	$5,192	$822,976
Construction	—	—	10,686	10,686	82,664
Commercial	28	—	1,022	1,050	280,418
Consumer	496	—	703	1,199	60,842
Other	—	—	994	994	46,352
Total	$1,026	$—	$18,095	$19,121	$1,293,252

December 31, 2012	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual Loans	Total Past Due	Total Loans
	(In thousands)
Commercial and residential real estate	$832	$224	$8,034	$9,090	$736,524
Construction	—	—	—	—	72,742
Commercial	2,671	—	3,005	5,676	236,874
Consumer	140	—	1,332	1,472	63,009
Other	627	—	1,321	1,948	49,600
Total	$4,270	$224	$13,692	$18,186	$1,158,749

At September 30, 2013, classified assets represented 15.0% of bank-level Tier 1 Capital plus allowance for loan losses compared to 25.2% as of December 31, 2012 and 32.1% as of September 30, 2012. The continued reductions in this ratio were a result of a decline in classified assets of $24.6 million, or 42.0%, during the nine months ended September 30, 2013, and a $40.5 million reduction in classified assets, or 54.4% since September 30, 2012.

During the third quarter 2013, nonperforming assets decreased $1.7 million and decreased by $21.0 million since September 30, 2012.

Net recoveries in the third quarter 2013 were $0.1 million as compared to net charge-offs of $3.8 million in the second quarter 2013 and net charge-offs of $0.7 million in the third quarter 2012. The coverage ratio, defined as allowance for loan losses divided by nonperforming loans, increased favorably from 103.6% at June 30, 2013 to 113.0% at September 30, 2013. The increase in the coverage ratio reflects a $1.4 million reduction in nonperforming loans during the quarter in addition to the $0.2 million increase in the allowance for loan losses during the third quarter 2013.

During the quarter ended September 30, 2013, the Company recorded a $0.1 million provision for loan losses compared to none recorded in the same quarter in 2012. In addition, no provision for loan losses was booked in the second quarter 2013. The Company began recording a provision for loan losses in the third quarter 2013 due primarily to the pace of its loan growth during 2013.

Shares Outstanding

As of September 30, 2013, the Company had 21,390,412 shares of common stock outstanding, consisting of 20,371,412 shares of voting common stock, of which 515,816 shares were in the form of unvested stock awards and 1,019,000 shares of non-voting common stock.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures related to tangible assets, including tangible book value and tangible common equity, and pre-tax operating earnings adjusted for (if any) provision (credit) for loan losses, other real estate owned expenses, debt termination expense, acquisition, reorganization and integration costs and securities gains and losses.

The Company discloses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of the Company’s core financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by the Company may be different from non-GAAP financial measures used by other companies.

The following non-GAAP schedule reconciles the non-GAAP pre-tax operating earnings to GAAP net income before income taxes as of the dates indicated:

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2013	2013	2012	2013	2012
	(Dollars in thousands, except per share amounts)
Income before income taxes	$5,648	$5,571	$4,132	$14,355	$7,327
Plus:
Provision for loan losses	142	—	—	142	1,500
Expenses related to other real estate owned, net	(200)	(257)	348	(123)	1,161
Prepayment penalty on long term debt	—	—	—	629	—
Impairment of long-lived assets	—	—	—	—	2,750
Less:
Gain on sale of securities	20	54	746	74	1,710
Pre-tax operating earnings	$5,570	$5,260	$3,734	$14,929	$11,028

Weighted basic average common shares outstanding (1):	20,873,601	20,860,228	20,787,967	20,861,175	20,783,149
Fully diluted average common shares outstanding (1):	20,981,555	20,941,486	20,873,343	20,954,687	20,876,931

Pre-tax operating earnings per common share–basic (1):	$0.27	$0.25	$0.18	$0.72	$0.53
Pre-tax operating earnings per common share–diluted (1):	$0.27	$0.25	$0.18	$0.71	$0.53

(1) All share and per share amounts reflect the Company’s 1-for-5 reverse stock split May 20, 2013.

The following non-GAAP schedules reconcile the book value per share to the tangible book value per share and the GAAP equity ratio to the tangible equity ratio as of the dates indicated:

Tangible Book Value per Common Share

	September 30,	December 31,	September 30,
	2013	2012	2012
	(Dollars in thousands, except per share amounts)
Total stockholders’ equity	$188,268	$188,200	$185,073
Less: Intangible assets	(7,232)	(9,348)	(10,161)
Tangible common equity	$181,036	$178,852	$174,912

Number of common shares outstanding	21,390,412	21,169,521	21,251,331

Book value per common share (1)	$8.80	$8.89	$8.71
Tangible book value per common share (1)	$8.46	$8.45	$8.23

(1) All share and per share amounts reflect the Company’s 1-for-5 reverse stock split May 20, 2013.

Tangible Common Equity Ratio

	September 30,	December 31,	September 30,
	2013	2012	2012
	(Dollars in thousands)
Total stockholders’ equity	$188,268	$188,200	$185,073
Less: Intangible assets	(7,232)	(9,348)	(10,161)
Tangible common equity	$181,036	178,852	174,912

Total assets	$1,896,191	$1,886,938	$1,834,978
Less: Intangible assets	(7,232)	(9,348)	(10,161)
Tangible assets	$1,888,959	$1,877,590	$1,824,817

Equity ratio - GAAP (total stockholders’ equity / total assets)	9.93%	9.97%	10.09%
Tangible common equity ratio (tangible common equity / tangible assets)	9.58%	9.53%	9.59%

About Guaranty Bancorp

Guaranty Bancorp is a bank holding company that operates 27 branches in Colorado through a single bank, Guaranty Bank and Trust Company. The Bank provides banking and other financial services including commercial and industrial, real estate, construction, energy, consumer and agricultural loans throughout its targeted Colorado markets to consumers and small to medium-sized businesses, including the owners and employees of those businesses. The Bank and its subsidiary also provide wealth management services, including private banking, investment management, jumbo mortgage loans and trust services. More information about Guaranty Bancorp can be found at www.gbnk.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: failure to maintain adequate levels of capital and liquidity to support Company’s operations; general economic and business conditions in those areas in which the Company operates; demographic changes; competition; fluctuations in interest rates; continued ability to attract and employ qualified personnel; ability to receive regulatory approval for the bank subsidiary to declare dividends to the Company; adequacy of the allowance for loan losses, changes in credit quality and the effect of credit quality on the provision for credit losses and allowance for loan losses; changes in governmental legislation or regulation, including, but not limited to, any increase in FDIC insurance premiums; changes in accounting policies and practices; changes in business strategy or development plans; changes in the securities markets; changes in consumer spending, borrowing and savings habits; the availability of capital from private or government sources; competition for loans and deposits and failure to attract or retain loans and deposits; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and terms of other credit agreements; political instability, acts of war or terrorism and natural disasters; and additional “Risk Factors” referenced in the Company’s most recent Annual Report on Form 10-K, as amended, filed with the Securities and Exchange Commission, as supplemented from time to time. When relying on forward-looking statements to make decisions with respect to the Company, investors and others are cautioned to consider these and other risks and uncertainties. The Company can give no assurance that any goal or plan or expectation set forth in any forward-looking statement can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. The forward-looking statements are made as of the date of this press release, and, except as may otherwise be required by law, the Company does not intend, and assumes no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Balance Sheets

	September 30,	December 31,	September 30,
	2013	2012	2012
	(In thousands)
Assets
Cash and due from banks	$33,465	$163,217	$147,823
Time deposits with banks	—	8,000	20,000
Securities available for sale, at fair value	422,421	413,382	395,632
Securities held to maturity	33,385	31,283	26,286
Bank stocks, at cost	15,451	14,262	14,468
Total investments	471,257	458,927	436,386

Loans, net of unearned loan fees	1,293,252	1,158,749	1,118,968
Less allowance for loan losses	(20,450)	(25,142)	(28,597)
Net loans	1,272,802	1,133,607	1,090,371
Premises and equipment, net	45,846	46,918	47,083
Other real estate owned and foreclosed assets	6,211	19,580	23,532
Other intangible assets, net	7,232	9,348	10,161
Securities sold, not yet settled	—	5,878	15,628
Bank owned life insurance	31,156	15,564	15,444
Other assets	28,222	25,899	28,550
Total assets	$1,896,191	$1,886,938	$1,834,978

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$525,330	$564,215	$514,912
Interest-bearing demand and NOW	351,380	285,679	286,888
Money market	313,585	312,724	290,520
Savings	108,242	100,704	99,654
Time	183,978	191,434	203,122
Total deposits	1,482,515	1,454,756	1,395,096
Securities sold under agreement to repurchase and federal funds purchased	29,139	67,040	83,734
Borrowings	162,701	110,163	110,166
Subordinated debentures	25,774	41,239	41,239
Securities purchased, not yet settled	—	16,943	12,311
Interest payable and other liabilities	7,794	8,597	7,359
Total liabilities	1,707,923	1,698,738	1,649,905

Stockholders’ equity:
Common stock and additional paid-in capital - common stock	706,459	705,389	705,238
Accumulated deficit	(409,060)	(417,957)	(421,077)
Accumulated other comprehensive income (loss)	(6,665)	3,165	3,277
Treasury stock	(102,466)	(102,397)	(102,365)
Total stockholders’ equity	188,268	188,200	185,073
Total liabilities and stockholders’ equity	$1,896,191	$1,886,938	$1,834,978

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except share and per share data)
Interest income:
Loans, including fees	$14,487	$14,030	$42,673	$43,023
Investment securities:
Taxable	2,408	1,860	6,995	6,619
Tax-exempt	719	632	2,298	1,867
Dividends	169	164	495	475
Federal funds sold and other	6	105	107	205
Total interest income	17,789	16,791	52,568	52,189
Interest expense:
Deposits	630	697	1,880	2,185
Securities sold under agreement to repurchase and federal funds purchased	10	21	39	45
Borrowings	883	837	2,550	2,491
Subordinated debentures	204	725	920	2,274
Total interest expense	1,727	2,280	5,389	6,995
Net interest income	16,062	14,511	47,179	45,194
Provision for loan losses	142	—	142	1,500
Net interest income, after provision for loan losses	15,920	14,511	47,037	43,694
Noninterest income:
Customer service and other fees	3,038	2,616	8,676	7,269
Gain on sale of securities	20	746	74	1,710
Gain on sale of SBA loans	207	203	630	203
Other	399	250	945	643
Total noninterest income	3,664	3,815	10,325	9,825
Noninterest expense:
Salaries and employee benefits	7,242	6,466	21,896	19,937
Occupancy expense	1,572	1,712	4,782	5,703
Furniture and equipment	709	779	2,215	2,383
Amortization of intangible assets	703	803	2,116	2,326
Other real estate owned, net	(200)	348	(123)	1,161
Insurance and assessments	629	771	1,878	2,460
Professional fees	886	1,062	2,650	2,546
Prepayment penalty on long term debt	—	—	629	—
Impairment of long-lived assets	—	—	—	2,750
Other general and administrative	2,395	2,253	6,964	6,926
Total noninterest expense	13,936	14,194	43,007	46,192
Income before income taxes	5,648	4,132	14,355	7,327
Income tax expense (benefit)	1,797	1,302	4,414	(4,612)
Net income	$3,851	$2,830	$9,941	$11,939

Earnings per common share—basic(1):	$0.18	$0.14	$0.48	$0.57
Earnings per common share—diluted(1):	0.18	0.14	0.47	0.57

Dividend declared per common share:	$0.03	$—	$0.05	$—

Weighted average common shares outstanding-basic(1):	20,873,601	20,787,967	20,861,175	20,783,149
Weighted average common shares outstanding-diluted(1):	20,981,555	20,873,343	20,954,687	20,876,931

(1) All share and per share amounts reflect the Company’s 1-for-5 reverse stock split May 20, 2013.

GUARANTY BANCORP AND SUBSIDIARIES

Unaudited Consolidated Average Balance Sheets

	QTD Average			YTD Average
	September 30,	December 31,	September 30,	September 30,	September 30,
	2013	2012	2012	2013	2012
	(In thousands)
Assets
Interest earning assets
Loans, net of unearned loan fees	$1,267,647	$1,129,893	$1,096,395	$1,216,089	$1,103,677
Securities	476,269	451,342	403,053	492,523	389,760
Other earning assets	9,830	159,038	170,852	34,686	119,437
Average earning assets	1,753,746	1,740,273	1,670,300	1,743,298	1,612,874
Other assets	124,335	102,939	106,257	106,184	104,656
Total average assets	$1,878,081	$1,843,212	$1,776,557	$1,849,482	$1,717,530

Liabilities and Stockholders’ Equity
Average liabilities:
Average deposits:
Noninterest-bearing deposits	$510,367	$521,000	$515,157	$513,163	$488,863
Interest-bearing deposits	962,134	895,729	861,685	927,812	857,699
Average deposits	1,472,501	1,416,729	1,376,842	1,440,975	1,346,562
Other interest-bearing liabilities	209,471	232,004	208,643	210,842	185,965
Other liabilities	8,723	8,736	8,739	8,647	7,866
Total average liabilities	1,690,695	1,657,469	1,594,224	1,660,464	1,540,393
Average stockholders’ equity	187,386	185,743	182,333	189,018	177,137
Total average liabilities and stockholders’ equity	$1,878,081	$1,843,212	$1,776,557	$1,849,482	$1,717,530

GUARANTY BANCORP

Unaudited Credit Quality Measures

	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
	(Dollars in thousands)
Nonaccrual loans and leases	$18,095	$19,430	$31,482	$13,692	$21,185
Accruing loans past due 90 days or more	—	84	40	224	543
Total nonperforming loans	$18,095	$19,514	$31,522	$13,916	$21,728

Other real estate owned and foreclosed assets	6,211	6,460	8,606	19,580	23,532
Total nonperforming assets	$24,306	$25,974	$40,128	$33,496	$45,260

Total classified assets	$33,993	$36,590	$52,535	$58,635	$74,514

Nonperforming loans	$18,095	$19,514	$31,522	$13,916	$21,728
Performing troubled debt restructurings	2,500	2,675	1,268	3,838	—
Allocated allowance for loan losses	(1,450)	(1,524)	(6,474)	(2,654)	(3,774)
Net investment in impaired loans	$19,145	$20,665	$26,316	$15,100	$17,954

Accruing loans past due 30-89 days	$1,026	$6,873	$3,686	$4,270	$7,678

Charged-off loans	$110	$4,996	$1,523	$1,199	$1,067
Recoveries	(200)	(1,154)	(441)	(1,244)	(357)
Net charge-offs	$(90)	$3,842	$1,082	$(45)	$710

Provision for loan loss	$142	$—	$—	$(3,500)	$—

Allowance for loan losses	$20,450	$20,218	$24,060	$25,142	$28,597

Allowance for loan losses to loans, net of unearned loan fees	1.58%	1.63%	2.04%	2.17%	2.56%
Allowance for loan losses to nonaccrual loans	113.01%	104.06%	76.42%	183.63%	134.99%
Allowance for loan losses to nonperforming loans	113.01%	103.61%	76.33%	180.67%	131.61%
Nonperforming assets to loans, net of unearned loan fees and other real estate owned	1.87%	2.08%	3.37%	2.84%	3.96%
Nonperforming assets to total assets	1.28%	1.39%	2.18%	1.78%	2.47%
Nonaccrual loans to loans, net of unearned loan fees	1.40%	1.57%	2.67%	1.18%	1.89%
Nonperforming loans to loans, net of unearned loan fees	1.40%	1.57%	2.67%	1.20%	1.94%
Annualized net charge-offs to average loans	(0.03)%	1.27%	0.38%	(0.02)%	0.26%